Exhibit 99.1

VALUE EXCHANGE INTERNATIONAL, INC. STARTS IMPLEMENTATION OF CUSTOMER SELF-CHECKOUT SYSTEMS FOR LARGEST CHINESE HEALTH AND BEAUTY CARE CHAIN

PRESS RELEASEFOR IMMEDIATE RELEASE

Sept. 29, 2017

Hong Kong, September 29, 2017 (Globe Newswire): Value Exchange International, Inc., (OTCQB: VEII)(“Value Exchange”) announced today the start of implementation of customer self-checkout systems in China, Hong Kong and Malaysia for the largest Chinese health care and beauty retailer.

‘We are delighted to provide the first large scale rollout of customer self-checkout systems in China, Hong Kong and Malaysia for the largest health care and beauty care retail chain in China. This is an important step in our strategy to expand our operations in Malaysia and South East Asia. The initial rollout includes customer self-checkout systems for projected 3,000 stores in China and 300 stores in Hong Kong,” said Kenneth Tan, Value Exchange’s Chief Executive Officer.

About Value Exchange International, Inc. Value Exchange is a U.S. public holding company headquartered in Hong Kong SAR and with offices in: Shenzhen, Guangzhou, Shanghai, and Beijing in China; Manila; and Kuala Lumpur. Through its subsidiaries, Value Exchange provides Mobile Payment Gateway (QR code purchase at POS) customer-centric solutions for the retail industry in Asia. By integrating market-leading Point-of-Sale/Point-of-Interaction (POS/POI), Merchandising, CRM & Reward, Locational Based (GPS & Indoor Positioning System (IPS)) Marketing, Customer Analytics, and Business Intelligence solutions. The company’s retail POS solutions processes tens of millions of transactions per year via approximately 20,000 retail outlets in Asia. Value Exchange through its operating subsidiaries provides POS systems installation, maintenance, software, and systems support and solutions as needed to approximately 20,000 retail outlets in Hong Kong SAR-Macau-China region, Philippines, Singapore and Malaysia.

Forward Looking Statements: To the extent that statements contained in this press release are not descriptions of historical facts regarding Value Exchange, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “projected,” "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Some risks and uncertainties may be unforeseeable or become more significant in time, especially in the highly competitive and technologically evolving POS/POI industry. Value Exchange undertakes no obligation to update or revise any forward-looking statements, except as required by law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Value Exchange in general, see Value Exchange’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, as filed with the U.S. Securities and Exchange Commission.

Contact for More Information:

Matthew Mecke, Value Exchange IR Director

ir(@)value-exch.com